GENERAL AGENT SALES AGREEMENT

AGREEMENT, dated as of January 1, 2000 by and between THE EQUITABLE OF COLORADO, INC. (“Equitable of Colorado”), a Colorado life insurance company, having offices at 370 17th Street, Suite 4950, Denver, Colorado 80202 and AXA NETWORK, LLC, a Delaware limited liability company having offices at 4251 Crums Mill Road, Harrisburg, Pennsylvania 17112 and the additional affiliated entities of AXA Network executing this Agreement below (AXA Network and such other entities being jointly and severally hereinafter referred to as the “General Agent”).

WITNESSETH:

WHEREAS, Equitable of Colorado is an insurance company which issues insurance products in the states and other jurisdictions covered by this Agreement;

WHEREAS, the General Agent is a general agent which sells insurance products in the states and other jurisdictions covered by this Agreement;

WHEREAS, Equitable of Colorado desires to retain the General Agent to solicit applications from the general public for Equitable of Colorado insurance products and to service the policies and contracts sold pursuant thereto and certain existing policies and contracts, and the General Agent desires to solicit such applications and service such policies and contracts;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and promises herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

§1.1     Defined Terms. In addition to any terms defined elsewhere in this Agreement, the terms defined in this Section 1.1, whenever used in this Agreement, shall have the respective meanings indicated herein.

a.     Agent — A person who (i) is either an employee of the General Agent or of an affiliate of the General Agent, an independent contractor under contract to the General Agent or, if Equitable of Colorado has previously consented thereto, a general agent under contract to the General Agent or an employee or independent contractor of such general agent, (ii) is duly licensed and qualified to sell the Products and service the Contracts which such person proposes to sell and service under the insurance laws of all states and jurisdictions in which such person proposes to make such sales and service such Contracts and (iii) only with respect to the sale of Variable Products by individuals, is also a Representative of the Broker-Dealer.

b.     Application — An application for the purchase of a Contract made on the form from time to time delivered to the General Agent by Equitable of Colorado for such purpose in accordance with Equitable of Colorado’s Policies and Procedures.

c.     Appointed Agent — An Agent appointed by Equitable of Colorado to solicit Applications for the Products and to service Contracts in one or more states or jurisdictions.

d.     Bank-Related Sales — Any Application (i) made on the premises of a bank, trust company, savings bank, savings and loan association, thrift, credit union or similar institution (as the case may be, a “Bank”); (ii) by means of personal, telephone, mail or other oral or written contacts originating from the premises of a Bank; or (iii) to persons who are referred to the General Agent by a Bank pursuant to customer lists, mailings, Bank employee referrals or otherwise

e.     Broker-Dealer — AXA Advisors, LLC or such other registered broker-dealer as Equitable of Colorado may from time to time designate as a Broker-Dealer hereunder in connection with the sale and servicing of Variable Products.

f.     Broker-of-Record — As to any Contract, the general agent designated by Equitable of Colorado from time to time as the entity responsible for effecting the sale or servicing of such Contract.

g.     Contract — Any policy, contract or certificate evidencing an insurance or annuity obligation of Equitable of Colorado in respect of any Product for which the General Agent is the Broker-of-Record.

h.     Equitable of Colorado Sales Materials — Sales Materials prepared by Equitable of Colorado and delivered to the General Agent or prepared by the General Agent and approved by Equitable of Colorado in writing for use by the General Agent in connection with the solicitation of Applications and the servicing of Contracts.

i.     Equitable of Colorado’s Policies and Procedures — Such policies and procedures, if any, with respect to the subject matter of this Agreement or any aspect thereof, including, without limitation, the solicitation and sale of Products, the solicitation and submission of Applications, the training and qualification of Appointed Agents and the servicing of Contracts, as Equitable of Colorado may from time to time adopt on not less than thirty (30) days prior written notice to the General Agent.

j.     Premium — Any premium, contribution or other consideration relating to a Contract.

k.     Product — Any class of insurance policies or annuity products issued by Equitable of Colorado which Equitable of Colorado, in its sole discretion, may from time to time make available to the General Agent to sell or service.

l.     Representative — An individual who is at one and the same time (i) an associated person (as that term is defined in Section 3(a)(18) of the Securities Exchange Act of 1934, as amended) of the Broker-Dealer; (ii) duly registered with the National Association of Securities Dealers, Inc. and any applicable state or other jurisdictional securities regulatory authorities as a registered person of the Broker-Dealer qualified to distribute variable life insurance policies and annuity contracts such as the Variable Products in the states or other jurisdictions in which such individual proposes to distribute such policies and contracts and (iii) not subject to a statutory disqualification (as that term is defined in the Securities Exchange Act of 1934, as amended).

m.     Sales Materials — All promotional, sales, marketing and advertising materials relating to Equitable of Colorado or the Products used or distributed in connection with the solicitation of Applications and/or servicing of Contracts, including, without limitation, illustrations, application forms, contract forms, prospectuses, advertisements (such as material published, or designed for use in, a newspaper, magazine or other periodical, radio, television, internet, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature or published article), and educational or training materials or other communications.

n.     Securities Laws — All federal securities laws, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended; all applicable state or foreign securities laws; all rules and regulations promulgated with respect thereto and the Conduct Rules of the National Association of Securities Dealers, Inc.

o.     Variable Product — Any Product which is regulated by the Securities Laws.

§1.2     Cross-references. All references in this Agreement to a Section, Article or Exhibit are to a section, article exhibit of this Agreement, unless otherwise indicated.

ARTICLE II

Product Sales

§2.1     Authority to Solicit and Service. Equitable of Colorado hereby authorizes the General Agent to solicit Applications for the Products and to, service the Contracts. The General Agent accepts such authorization and agrees to use its best efforts to find purchasers for such Products acceptable to Equitable of Colorado and to service such Contracts. The General Agent acknowledges that the authorization to solicit Applications for the Products and service Contracts granted hereunder is not exclusive and that, other agents and general agents will be soliciting applications for the Products and/or similar products and servicing Equitable of Colorado policies and contracts in competition with the General Agent. Notwithstanding anything to the contrary contained in this Agreement, the General Agent is not authorized to, and shall not, solicit, sell or service any Contract in any state or jurisdiction unless Equitable of Colorado is licensed under the laws of such state.

§2.2     Products Included Under Agreement. The Products which Equitable of Colorado makes available to the General Agent are the sole classes of policies and contracts for which the General Agent is authorized to solicit Applications and sell Contracts pursuant to this Agreement. The Contracts for which the General Agent is designated as the Broker-of-Record are the sole policies and contracts which the General Agent is authorized to service hereunder.

§2.3     General Agent Qualifications. The General Agent warrants and represents that it is a life insurance agent licensed in each state and other jurisdiction in which it intends to perform its functions and fulfill its obligations hereunder. The General Agent shall, at all times when performing its obligations under this Agreement, be duly licensed to sell Products and service Contracts in each state or other jurisdiction in which it is soliciting Applications and/or servicing Contracts. The General Agent shall use its best efforts to become a licensed life insurance agent in all states and jurisdictions in which Equitable of Colorado is presently licensed or hereafter become licensed. The General Agent shall continue to be a licensed life insurance agent in all such states and jurisdictions throughout the term of this Agreement.

§2.4     Limitations on Authority. The General Agent shall not possess or exercise any authority on behalf of Equitable of Colorado other than that expressly conferred pursuant this Agreement. The General Agent shall perform all its obligations hereunder and shall cause all Agents to act in all respects in connection with the subject matter hereof in accordance with Equitable of Colorado’s Policies and Procedures. In particular, and without limiting the foregoing, the General Agent shall not have any authority, nor shall it permit any Agent, to (i) alter, modify, waive, forgive, cancel or change any of the terms, rates, charges or conditions of any Contract or other contract entered into pursuant to a Contract; (ii) make any representations concerning any of the terms, rates, charges or provisions of any Contract except as expressly authorized in writing by Equitable of Colorado; (iii) extend the time for payment of any Premiums; (iv) receive any moneys in payment of Premiums in respect of any Contract (except for the sole purpose of forwarding the same to Equitable of Colorado) or (v) make any representations concerning any of the terms, rates, charges or provisions of any Contract except as expressly authorized in writing by Equitable of Colorado.

§2.5     Independent Contractor Status. Equitable of Colorado and the General Agent agree and confirm that the General Agent shall perform its obligations hereunder as an independent contractor and nothing herein contained shall constitute the General Agent, any of the Agents or any of the officers, directors, employees or representatives of the General Agent as employees of Equitable of Colorado. In performing its obligations under this Agreement, the General Agent shall not be obligated or expected to devote its full time and energies to the performance of its obligations hereunder or to sell or solicit Applications for a specified number of Contracts, nor shall the General Agent be obligated or expected to solicit Applications for or sell the Products or service the Contracts on an exclusive basis.

§2.6     Compliance With Applicable Laws. The General Agent shall perform its obligations hereunder in compliance with, and cause its Agents to comply with, all applicable insurance laws and regulations, including, without limitation, state insurance laws and regulations governing insurance-related activities and transactions. Notwithstanding the foregoing, Equitable of Colorado has retained the Broker-Dealer to oversee compliance with the Securities Laws in connection with the solicitation, offering and servicing of Variable Products, but the General Agent shall not violate any of the Securities Laws in performing its obligations hereunder. The General Agent shall notify Equitable of Colorado immediately in writing if it receives notice of any governmental inquiry concerning its compliance or the compliance of any of its Agents with any laws or regulations in connection with the performance of its obligations hereunder or if it otherwise learns that it is not in compliance with any such law or regulation.

§2.7     Restrictions on Sales Activity. The General Agent shall not offer or attempt to offer any Contract, nor solicit Application for a Contract, nor deliver any Contract, in any state or other Jurisdiction in which such Contract may not lawfully be sold or offered for sale, or permit any Agent to make any such offer, attempt to offer, solicitation or delivery. For purposes of determining where any Product may be offered and Applications solicited, the General Agent may rely on written notification, as revised from time to time, received from Equitable of Colorado.

ARTICLE III

Variable Products

§3.1     Sales of Variable Products. Notwithstanding anything to the contrary contained in this Agreement, solicitations and offers to sell Variable Products and the servicing of Contracts for Variable Products may only be made jointly with the Broker-Dealer. The General Agent shall not permit any Appointed Agent to solicit Applications or sell or service a Contract for any Variable Product unless such Appointed Agent is at the time of such solicitation, sale and/or servicing a Representative of the Broker-Dealer. The General Agent may rely on the instructions of the Broker-Dealer concerning the Securities Laws in connection with the sale and servicing of the Variable Products.

§3.2     Compliance with SEC No Action Letter. The General Agent warrants and represents that, in connection with the offering of Variable Products hereunder, it is presently in compliance with Howard & Howard (sub. nom. First of America Brokerage Services, Inc.) (avail. Sept. 28, 1995), a no action letter issued by the staff of the Securities and Exchange Commission with respect to the non-registration as a broker-dealer of an insurance agency associated with a registered broker-dealer (the “No Action Letter”). The General Agent shall, at all times during the term of this Agreement, perform all obligations on its part to be performed in compliance with the No Action Letter, as the same may be hereafter modified and amended by additional no action letters, legislation and/or regulations. The General Agent shall not at any time during the term hereof solicit any Application or offer to sell any Contract for a Variable Product unless the General Agent is then in compliance with the No Action Letter.

ARTICLE IV

Appointed Agents

§4.1     Agent Solicitation. The General Agent shall not permit any individual to solicit an Application or offer to sell a Contract for a Product or service any Contract unless such individual is at the time of such solicitation and/or offer or servicing an Appointed Agent hereunder. The General Agent shall not permit any Appointed Agent who at any time ceases to satisfy all of the qualifications set forth in the definitions of Agent and/or Appointed Agent in Article I above to solicit any Applications or sell or service any Contracts. The General Agent shall not, and shall not permit any Appointed Agent to, recommend the purchase of any Product to any customer without having reasonable grounds to believe that such purchase is suitable for such customer, based on information supplied by such customer after reasonable inquiry into such customer’s insurance and investment objectives and financial situation and needs in accordance with applicable state insurance laws, rules or regulations.

§4.2     Authority to Recommend Agent Appointments. The General Agent may recommend Agents to Equitable of Colorado for appointment as Appointed Agents. Equitable of Colorado reserves the right in its sole discretion to refuse to appoint any Agent proposed by the General Agent as an Appointed Agent. Equitable of Colorado also reserves the right, in its sole discretion, to terminate the appointment of any Appointed Agent. The making of any recommendation by the General Agent shall be deemed to constitute the warranty and representation of the General Agent that the individual being recommended (a) satisfies all the criteria set forth in the definition of “Agent” in this Agreement and (b) has the qualifications, good character and moral fitness to act as an Appointed Agent and to hold himself or herself out as such to the general public. The General Agent shall, upon written request, confirm such warranties and representations in writing and shall furnish Equitable of Colorado with evidence of the same, acceptable to Equitable of Colorado and including, without limitation, proof of proper licensing and registration. It is also understood and agreed that all matters concerning the licensing and/or registration of any individual recommended for appointment as an Appointed Agent under any applicable state insurance law shall be a matter directly between the General Agent and such individual. The General Agent shall promptly notify Equitable of Colorado in writing if, at any time during the term hereof, any Appointed Agent fails to satisfy any of the qualifications set forth in the foregoing warranty and representation. Nothing in this Agreement shall be construed as requiring Equitable of Colorado to obtain a license or registration or issue a consent or appointment to enable any particular individual to sell any Product. Equitable of Colorado shall have no obligation or responsibility for licensing insurance agents under applicable state insurance laws.

§4.3     Supervisory Responsibilities. The General Agent shall be responsible for the training, supervision, control and conduct of the Appointed Agents in connection with their activities as insurance agents hereunder. The General Agent shall supervise compliance by the Appointed Agents in respect of all the terms and conditions of this Agreement in the performance of all activities with respect to the subject matter hereof. The General Agent shall not be responsible for the training, supervision, control or conduct of the Appointed Agents in their capacity as Representatives of the Broker-Dealer.

§4.4     Tax Reporting Responsibility. The General Agent shall be solely responsible under applicable tax laws for the reporting of compensation paid to the Agents and for any withholding of taxes from compensation paid to the Agents, including, without limitation, FICA, FUTA, and federal, state and local income taxes.

ARTICLE V

Sales Practices

§5.1     Applications. Completed Applications shall be promptly delivered to Equitable of Colorado at such address as Equitable of Colorado may from time to time specify in writing. Equitable of Colorado shall have the right in its sole discretion to reject any Application and refund any Premium received.

§5.2     Sales Materials. Equitable of Colorado will provide all Equitable of Colorado Sales Materials (other than Equitable of Colorado Sales Materials prepared by the General Agent and approved in writing by Equitable of Colorado) to be used and/or distributed by the General Agent and the Appointed Agents in connection with the solicitation of Applications and sale or servicing of Contracts pursuant to this Agreement. The General Agent shall not, and shall not permit any Appointed Agent to, solicit any Application or offer to sell or service any Contract without delivering all Equitable of Colorado Sales Materials to the prospective purchaser required by applicable state insurance laws, rules or regulations and Equitable of Colorado’s Policies and Procedures. All Equitable of Colorado Sales Materials shall be and remain the sole and exclusive property of Equitable of Colorado and shall be used or distributed by the General Agent and the Appointed Agents solely and exclusively in connection with the solicitation of Applications and/or servicing of Contracts. The General Agent shall not, and shall not permit anyone to, distribute any Sales Materials with respect to Equitable of Colorado and/or the Products other than Equitable of Colorado Sales Materials and the General Agent shall not permit anyone other than Appointed Agents to use or distribute Equitable of Colorado Sales Materials. No Equitable of Colorado Sales Materials shall be used or distributed in any state or other jurisdiction unless approved by Equitable of Colorado in writing for use and/or distribution in such state or other jurisdiction. Notwithstanding the foregoing, to the extent Equitable of Colorado Sales Materials with respect to any Variable Product may only be used and/or distributed by a registered broker-dealer and its registered representative, the General Agent shall have no obligation hereunder with respect to such Sales Materials. Upon the termination of this Agreement, the General Agent will promptly destroy or return to Equitable of Colorado all Equitable of Colorado Sales Materials and other materials and supplies furnished by Equitable of Colorado to the General Agent, except in each case to the extent copies are required for the maintenance of records.

§5.3     Limitations on Advertising. The General Agent shall not, and shall not permit any Appointed Agent to, advertise for, on behalf of, or with respect to Equitable of Colorado or any of the Products without prior written approval and authorization from Equitable of Colorado.

§5.4     Restrictions on Bank Sales. The General Agent shall not, without the prior written consent of Equitable of Colorado in each instance, offer or attempt to offer any Product nor solicit any Application for any Product (i) by means of personal, telephone, mail or other oral or written contacts originating from the premises of a bank, trust company, savings bank, savings and loan association, thrift, credit union or similar institution or (ii) to persons referred to them by any such institution or through any customer lists, mailings, employee referrals or any other sources of any such institution.

§5.5     Replacements of Equitable of Colorado Products. The General Agent shall not, and shall not permit any Agent to encourage any customer to, surrender or replace a life insurance policy or annuity contract issued by Equitable of Colorado in order to purchase a Contract or, conversely, to surrender or exchange a Contract in order to purchase another life insurance policy or annuity contract issued by Equitable of Colorado, except to the extent such surrenders or exchanges are made in accordance with Equitable of Colorado’s Policies and Procedures. In the event that a life insurance policy or annuity contract issued by Equitable of Colorado is surrendered or exchanged in order to purchase a Contract, no compensation shall be paid under this Agreement except as expressly provided to the contrary in Exhibit A.

§5.6     Premiums. All payments on account of Premiums for any Contract shall be made in accordance with the relevant Contracts and other Equitable of Colorado Sales Materials as well as Equitable of Colorado’s Policies and Procedures. Equitable of Colorado shall not be liable for any error made in the investment of any Premium forwarded to Equitable of Colorado by the General Agent unless written instructions for investing such Premium were delivered to Equitable of Colorado simultaneously with or prior to the time such Premium was forwarded to Equitable of Colorado and such error resulted from Equitable of Colorado’s negligence, gross negligence or intentional misconduct.

§5.7     Misdirected Payments. In the event that Premiums or loan repayments are sent to the General Agent or any Agent, rather than to Equitable of Colorado, the General Agent shall, or shall cause such Agent to, promptly remit such Premiums or loan repayments to Equitable of Colorado.

§5.8     Delivery of Contracts. Upon the acceptance of an Application by Equitable of Colorado and receipt of the appropriate Premium therefor, Equitable of Colorado will forward the Contract applied for to the General Agent for delivery to the purchaser thereof, and the General Agent shall deliver the Contract to the purchaser within such period as may be allowed or required by Equitable of Colorado’s Policies and Procedures. Each Contract delivered to a purchaser shall be accompanied by a form of acknowledgment of receipt and such additional materials as Equitable of Colorado may from time to time require. The General Agent shall request that the purchaser execute and return such acknowledgment of receipt and other materials to Equitable of Colorado within ten (10) days following receipt of the Contract and shall inform such owner in writing that, unless and until such acknowledgment of receipt is executed and returned to Equitable of Colorado, no financial transactions with respect to the Contract requested by such owner shall be effected by Equitable of Colorado except upon receipt of written instructions signed by such owner, accompanied by a signature guaranty, in form acceptable to Equitable of Colorado. For purposes of this provision, no Contract shall be deemed to be issued by Equitable of Colorado until delivered by the General Agent to the purchaser thereof, together with the acknowledgment and other materials provided for herein.

§5.9     Refunds of Premiums. In the event that Equitable of Colorado rejects an Application or a customer exercises his or her free look right under a Contract in a timely manner, Equitable of Colorado will refund any Premium received by Equitable of Colorado on account of such Application or Contract to the applicant or customer, as the case may be, unless any portion of the Premium was paid to Equitable of Colorado by another insurance company as part of a 1035 exchange, in which case such portion shall be refunded to such other insurance company. Equitable of Colorado will promptly notify the General Agent of all Premiums refunded and the party to whom such refunds were paid.

§5.10     Directions Given on Behalf of Customers. Equitable of Colorado may from time to time in accordance with Equitable of Colorado’s Policies and Procedures accept transfer or other instructions with respect to Contracts given by an Appointed Agent on behalf of his or her customers, provided that the Appointed Agent has first obtained from the customer written authorization therefor in form acceptable to Equitable of Colorado. The General Agent shall be solely responsible for the accuracy and propriety of any instruction given or action taken by an Agent on behalf of a customer. Equitable of Colorado shall not have any responsibility or liability for any action taken or omitted by it in good faith in reliance on or by acceptance of such an instruction or action. No instructions shall be given or actions taken by an Agent on behalf of a customer except in accordance with Equitable of Colorado’s Policies and Procedures.

§5.11     Restrictions on Certain Investment Services. Without the prior written consent of Equitable of Colorado in each instance, the General Agent shall not, nor shall it permit any Agent to, adopt, implement or offer any program, plan, arrangement or service to allocate Premiums and/or Variable Account investments for market timing purposes, whether conducted under powers of attorney or otherwise.

ARTICLE VI

Confidentiality, Reporting and Recordkeeping

§6.1     Confidentiality. Equitable of Colorado and the General Agent shall maintain the confidentiality of all client lists, operations manuals, training manuals and materials, products manuals or any other proprietary information acquired from the other as a result of the contractual relationship contemplated in this Agreement and shall not use such information for any purpose except in furtherance of the purposes hereof without prior written consent. Neither Equitable of Colorado nor the General Agent shall use, disclose, reveal or publish any confidential information so acquired to market products or services for itself directly or indirectly without the prior written consent of the other. Nothing contained in this Section 6.1 to the contrary shall prohibit either party hereto from disclosing any information which such party is, in the opinion of such party’s counsel, compelled to disclose by law, regulation, court action or similar process.

§6.2     Names and Trademarks. The General Agent shall not shall use, nor permit any Agent to use, the Equitable of Colorado name or any other name, trademark, service mark, symbol or trade style that is now or may hereafter be owned by Equitable of Colorado, except in the manner and to the extent that such use is specifically authorized in writing by Equitable of Colorado.

§6.3     Maintenance of Books and Records. The General Agent shall maintain such books and records concerning the activities of the Agents as may be required by state insurance departments and other regulatory agencies to reflect adequately the Contracts processed and/or serviced pursuant hereto. The General Agent shall make such books and records available to Equitable of Colorado, its accountants, auditors and other representatives and all state and federal regulators at any reasonable time upon written request. Each party shall be and remain sole owner of its records, including but not limited to business and corporate records, regardless of the use or possession by either party of the other party’s records. The books, accounts and records of Equitable of Colorado and the General Agent as to all transactions between them under this agreement shall be maintained so as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as is necessary to support the reasonableness of the charges under this Agreement. Equitable of Colorado and the General Agent shall each individually maintain separate books, accounts and records in respect to personnel, property and services provided under this Agreement and shall cooperate and use reasonable efforts to prepare and/or obtain in a timely fashion any and all books, accounts, records or other documentation as may be necessary or desirable in connection with this Agreement and/or the personnel, property or services provided hereunder.

§6.4     Reports to Insurers. The General Agent shall promptly furnish to Equitable of Colorado at any reasonable time upon written request any reports and information which Equitable of Colorado may reasonably require for the purpose of meeting its reporting and record keeping requirements under the insurance laws of any state, under any applicable federal or state securities laws, rules or regulations, or the rules of the National Association of Securities Dealers, Inc.

ARTICLE VII

Compensation, Fees and Expenses

§7.1     Compensation Schedule. Equitable of Colorado shall pay to the General Agent, as compensation for the Contracts for which the General Agent is then the Broker-of-Record, the amounts with respect such Contracts provided in the schedules set forth in Exhibit A attached hereto and made a part hereof, as the same may be modified and amended from time to time by Equitable of Colorado in its sole discretion on not less than ten (10) days prior written notice. In no event shall any compensation due and payable hereunder be in excess of any limitations on compensation imposed by applicable law or regulation.

§7.2     Limitations on Compensation. The compensation provided in Section 7.1 above shall constitute compensation in full for all services to be performed by the General Agent hereunder. No compensation or reimbursement of any kind shall be due and payable to the General Agent pursuant to this Agreement except as expressly set forth in Exhibit A, as the same may be amended from time to time as above provided. Except as provided in Equitable of Colorado’s Policies and Procedures, no compensation or reimbursement of any kind otherwise due and payable hereunder in respect of any Contract shall be due and payable unless and until all Premiums then due and payable to Equitable of Colorado pursuant to such Contract have been received and accepted by Equitable of Colorado. No compensation will be due and payable hereunder in respect of any Application rejected by Equitable of Colorado or any Contract for which the free look right has been exercised, except as otherwise provided to the contrary in Exhibit A attached hereto, and the General Agent shall promptly reimburse Equitable of Colorado for the amount of any compensation previously paid to the General Agent in connection therewith.

§7.3     Costs and Expenses Paid by General Agent. Except as expressly provided in this Agreement to the contrary, the General Agent shall be solely responsible for the payment of all costs and expenses incurred by it in the performance of its obligations under this Agreement, including, without limitation, all costs and expenses from time to time of appointing and reappointing Appointed Agents.

§7.4     Broker-Dealer Fees and Expenses. All fees and other compensation, if any, due and payable to the Broker-Dealer in connection with the solicitation and sale of Variable Products as contemplated herein shall be the sole and exclusive obligation of Equitable of Colorado, and the General Agent shall have no obligation to pay any such fees or other compensation or reimburse the Broker-Dealer for any costs or expenses incurred by the Broker-Dealer in connection therewith, except as the General Agent and the Broker-Dealer may from time to time agree to the contrary.

§7.5     No Rights of Agents to Compensation Paid by Equitable of Colorado. No Agent, director, officer, employee or representative of the General Agent shall have any interest in this Agreement or any right to any compensation or other sums dues and payable hereunder. The General Agent shall be solely responsible for the payment of all commissions and other consideration of any kind to the Agents.

ARTICLE VIII

Complaints and Investigations

§8.1     Customer Complaints. Equitable of Colorado and the General Agent shall give prompt written notice to the other of any customer complaint (as such term is defined in Equitable of Colorado’s Policies and Procedures) received by such party or any affiliate thereof in connection with, relating to or arising out of any Product, the solicitation of Applications pursuant hereto, any Contract issued pursuant to this Agreement or any activity or conduct pertaining to the subject matter of this Agreement. A copy of the customer complaint received (or a written summary thereof if made orally) shall accompany such notice. Copies of all materials relevant to such customer complaint shall, upon the written request of any other party hereto, be promptly provided to the party requesting the same. Equitable of Colorado and the General Agent will cooperate in investigating all customer complaints, will consult with each other prior to responding to a customer complaint received by any of them and will attempt in good faith to reach agreement on the response to each such customer complaint. If the parties are unable to agree on the response to any customer complaint, each party shall have the right, upon prior notice to the other parties, to issue its own response to such customer complaint, whether or not such complaint was originally addressed to such party. Each party shall promptly give the other parties copies of each response issued by such party.

§8.2     Regulatory and Judicial Proceedings. Equitable of Colorado and the General Agent shall give prompt written notice to the other of the commencement of any regulatory investigation, proceeding or inquiry or of any judicial action or proceeding in connection with, relating to or arising out of the solicitation of Applications pursuant hereto, any Contract issued pursuant to this Agreement or any activity or conduct pertaining thereto of which such party or any affiliate thereof has knowledge. The parties shall each cooperate fully in any such regulatory investigation, proceeding or inquiry or of any Judicial action or proceeding. Copies of all materials relevant to any such regulatory investigation, proceeding or inquiry or of any judicial action or proceeding in the possession of any party hereto shall, upon the written request of any other party hereto, be promptly provided to the party requesting the same.

ARTICLE IX

Term of Agreement

§9.1     Termination Without Cause. Either party may terminate this Agreement for any reason whatsoever ninety (90) days after giving written notice to the other party hereto.

§9.2     Termination for Cause. Either party may, at its option, cancel and terminate this Agreement for cause thirty (30) days after giving written notice to the other party of the occurrence of any breach or default hereunder by such other party of any obligation or warranty or representation herein contained, unless such other party commences in good faith to cure such breach or default within such thirty (30) period, in which case such thirty (30) day period shall be extended for such period as may be reasonably required to cure such breach or default.

§9.3     Surviving Provisions. The provisions of Articles VI, VIII and X shall survive termination of this Agreement.

ARTICLE X

Indemnification

§10.1     Indemnification of Equitable of Colorado. The General Agent shall indemnify and hold harmless, Equitable of Colorado, all direct and indirect Equitable of Colorado subsidiaries and all officers, directors, employees and representatives of the foregoing from and against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any breach of any warranty or representation by the General Agent hereunder or any default or other failure on the General Agent’s part to perform any of its obligations hereunder.

§10.2     Indemnification of General Agent. Equitable of Colorado shall indemnify and hold harmless the General Agent, its parent AXA Distribution Holding Company, all direct and indirect subsidiaries of AXA Distribution Holding Company and all officers, directors, employees and representatives of the foregoing from and against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any breach of any warranty or representation by the Equitable of Colorado hereunder or any default or other failure on Equitable of Colorado’s part to perform any of its obligations hereunder:

§10.3     Notification and Procedures. After receipt by a party entitled to indemnification (“Indemnified Party”) under this Article X of notice of the commencement of any action or threat of such action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Article X (“Indemnifying Party”), such Indemnified Party will notify the Indemnifying Party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission so to notify the Indemnifying Party will not relieve it from any liability under this Article X, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if such proceeding is settled with such consent or if final judgment is entered in such proceeding for the plaintiff, the Indemnifying Party shall indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

ARTICLE XI

Miscellaneous

§11.1     Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

§11.2     Assignment Prohibited. This Agreement may not be assigned directly or indirectly by merger, operation of law or otherwise by any party hereto without the prior written consent of the other. Any direct or indirect transfer, individually or in the aggregate, of more than fifty percent (50%) of the ownership interests of any party by the holder or holders thereof shall constitute an assignment for the purposes hereof.

§11.3     Prior Agreements and Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, either oral or written, between the parties with respect to the Products, the solicitation of Applications and the sale and servicing of Contracts and may not be modified or amended in any way except in writing signed by both parties hereto unless expressly provided to the contrary herein.

§11.4     Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

§11.5     Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

§11.6     Notices. All notices under this Agreement shall be given in writing and addressed as follows:

  (a) if Equitable of Colorado, to:

The Equitable of Colorado, Inc.

370 17th Street

Suite 4950

Denver, Colorado 80202

Attention: President

  with a copy to:

The Equitable of Colorado, Inc.

1290 Avenue of the Americas

New York, New York 10104

Attention: Law Department

  (b) if the General Agent, to:

AXA Network, LLC

1451 Crums Mill Road

Harrisburg, Pennsylvania 17112

Attention: President

  with a copy to:

AXA Network, LLC

1290 Avenue of the Americas

New York, New York 10104

Attention: Counsel

or to such other address as such party may hereafter specify in writing. Each such notice and each such copy thereof shall be either hand delivered, delivered by overnight courier or transmitted by certified United States mail, return receipt requested, and shall be effective upon delivery.

§11.7     Arbitration. Should an irreconcilable difference of opinion arise between Equitable of Colorado and the General Agent as to the interpretation of any matter respecting this Agreement, it is hereby mutually agreed that such differences shall be submitted to arbitration as the sole remedy available to both parties. Such arbitration shall be in accordance with the rules of the American Arbitration Association, the arbitrators shall have extensive experience in the insurance industry, and the arbitration shall take place in New York, New York.

§11.8     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, excluding its conflict of laws provisions.

§11.9     No Waiver of Rights. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of any party to insist upon strict compliance with any of the terms and/or conditions of this Agreement shall not be construed as a waiver of any of the terms and/or conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.

THE EQUITABLE OF COLORADO, INC.

By:
Name: Stanley B. Tulin
Title: Vice Chairman and Chief Financial Officer

AXA NETWORK, LLC
AXA NETWORK OF ALABAMA, LLC
AXA NETWORK OF CONNECTICUT, MAINE AND NEW YORK, LLC
AXA NETWORK INSURANCE AGENCY OF MASSACHUSETTS, LLC
EQUISOURCE OF NEVADA, INC. (to be renamed AXA Network Of Nevada, Inc.)
EQUISOURCE OF PUERTO RICO, INC. (to be renamed AXA Network Of Puerto Rico, Inc.)
EQUISOURCE OF NEW YORK, INC. as agent for EQUISOURCE INSURANCE AGENCY OF TEXAS, INC. (to be renamed AXA Network Insurance Agency of Texas, Inc.)

By:
Name: Debra A. Brogan
Title: President

waiver of any of the terms and/or conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.

THE EQUITABLE OF COLORADO, INC.

By:
Name:
Title:

AXA NETWORK, LLC
AXA NETWORK OF ALABAMA, LLC
AXA NETWORK OF CONNECTICUT, MAINE AND NEW YORK, LLC
AXA NETWORK INSURANCE AGENCY OF MASSACHUSETTS, LLC
EQUISOURCE OF NEVADA, INC. (to be renamed AXA Network Of Nevada, Inc.)
EQUISOURCE OF PUERTO RICO, INC. (to be renamed AXA Network Of Puerto Rico, Inc.)
EQUISOURCE OF NEW YORK, INC. as agent for EQUISOURCE INSURANCE AGENCY OF TEXAS, INC. (to be renamed AXA Network Insurance Agency of Texas, Inc.)

By:
Name: Debra A. Brogan
Title: President

EXHIBIT A

SCHEDULE 1

General Agent Compensation for Life Insurance Sales and Servicing

This Schedule 1 of Exhibit A is attached to and made part of the General Agent Sales Agreement dated January 1, 2000 by and between The Equitable of Colorado, Inc. and AXA Network, LLC.

Compensation to the General Agent in connection with the sale and servicing of life insurance policies will be calculated on a policy by policy basis. Total compensation to the General Agent in respect of the sale and servicing of each life insurance policy will be a percentage of the premiums received by Equitable of Colorado in respect of such policy as more particularly set forth in the following table:

Type of Premium	Percentage
First Policy Year
Scheduled Premiums	99.0%
Premiums up to Target	99.0%
Premiums in excess of Target	8.5%

Renewal Years	8.0%

i

EXHIBIT A

SCHEDULE 2

General Agent Compensation Qualified Periodic Annuity Sales and Servicing

This Schedule 2 of Exhibit A is attached to and made part of the General Agent Sales Agreement dated January 1, 2000 by and between The Equitable of Colorado, Inc. and AXA Network, LLC.

Compensation to the General Agent in connection with the sale and servicing of periodic premium annuity contracts qualified under Sections 401, 403 or 457 of the Internal Revenue Code, as amended, will be calculated on a contract by contract and certificate by certificate basis. Total compensation to the General Agent in respect of the sale and servicing of each qualified periodic premium annuity contract or certificate will be a percentage of the consideration received by Equitable of Colorado in respect of such contract or certificate as more particularly set forth in the following table:

Type of Consideration	Percentage
First Policy Year	16.0%

Renewal Years	6.0%

ii

EXHIBIT A

SCHEDULE 3

General Agent Compensation for Other Annuity Sales and Servicing

This Schedule 3 of Exhibit A is attached to and made part of the General Agent Sales Agreement dated January 1, 2000 by and between The Equitable of Colorado, Inc. and AXA Network, LLC.

Compensation to the General Agent in connection with the sale and servicing of all annuity contracts other than tax qualified periodic premium annuity contracts will be calculated on a contract by contract and certificate by certificate basis. Total compensation to the General Agent in respect of the sale and servicing of each such contract or certificate will be a percentage of the consideration received by Equitable of Colorado in respect of such contract or certificate as more particularly set forth in the following table:

Type of Consideration	Percentage
First Policy Year	8.5%

Renewal Years	8.5%

iii